EXHIBIT 21

SUBSIDIARIES OF NTL EUROPE, INC.

Name of Subsidiary	Jurisdiction/Country of Incorporation

Balcab AG	Switzerland
Cable Connect Switzerland 1, CV	Netherlands
Cable Connect Switzerland 2, CV	Netherlands
Cablecom Business AG	Switzerland
Cablecom GmbH	Switzerland
Cablecom Kabelkommunikation GmbH	Austria
Coditel GmbH	Switzerland
Classic Sport Limited	United Kingdom
De Facto 953 Limited	United Kingdom
FLPTV Limited	United Kingdom
KASAG Kabelfernsehen Steckborn AG	Switzerland
lcfc.com Limited	United Kingdom
mfc.co.uk Limited	United Kingdom
Nogenta Swiss Acquisition Holdings 1, BV	Netherlands
NTL Broadcast (Thailand) Ltd.	Thailand
NTL Broadcast Sdn Bhd	Malaysia
NTL Cablecom Holding GmbH	Switzerland
NTL (Delaware), Inc.	Delaware
NTL (Delaware One), Inc.	Delaware
NTL Insurance Limited	Cayman Islands
NTL LanBase, SL	Spain
NTL Premium TV Holdings Corp.	Delaware
NTL Switzerland Holdings SPV LLC	Delaware
NTL Switzerland SPV, Inc.	Delaware

Name of Subsidiary	Jurisdiction/Country of Incorporation

Premium TV Investments LLC	Delaware
Premium TV Limited	United Kingdom
rangers.co.uk Limited	United Kingdom
Rera Immobiliengesellschaft GmbH	Switzerland
Sitel SA	Switzerland
Swiss Online AG	Switzerland
Teledistal SA	Switzerland
Telelavauz SA	Switzerland
Zolin Holdings LLC	Delaware